Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128074

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED DECEMBER 20, 2005

$90,000,000
EVERGREEN SOLAR, INC.
4.375% Convertible Subordinated Notes due 2012
and the Common Stock Issuable Upon Conversion of the Notes
     This Prospectus Supplement supplements the Prospectus dated December 20, 2005 (the “Prospectus”) of Evergreen Solar, Inc. relating to the offer and sale from time to time by certain selling securityholders of our 4.375% Convertible Subordinated Notes due 2012 (the “Notes”), and the common stock issuable upon conversion of the Notes. We will not receive any proceeds from the sale of the Notes or the common stock issuable upon conversion of the Notes by the selling securityholders.
     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     Investing in the Notes or the common stock into which the Notes are convertible involves risks. See “Risk Factors” beginning on page 8 of the Prospectus.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 31, 2006.

SELLING SECURITYHOLDERS

SELLING SECURITYHOLDERS
     The table below supplements or amends the information in the table appearing under the heading “Selling Securityholders” beginning on page 62 of the Prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the Prospectus. The following table contains information as of March 28, 2006 with respect to the selling securityholders listed below and the principal amount of notes and the underlying common stock beneficially owned by such selling securityholder that may be offered using this prospectus. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

	Principal Amount		Number of
	at Maturity of		of Shares
	Notes Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Notes	That May	Common Stock
Name	Be Sold	Outstanding	Be Sold (1)	Outstanding (2)

Chrysler Corporation Master Retirement Trust	$0	NA	0	NA

CNH CA Master Account, L.P. (3)	$31,500,000	35.00%	4,262,516	6.15%

DBAG London (4)	$26,500,000	29.44%	3,585,926	5.22%

F.M. Kirby Foundation, Inc.	$0	NA	0	NA

Fore Convertible Master Fund, Ltd. (5)	$687,000	*	92,963	*

Fore ERISA Fund, Ltd. (5)	$71,000	*	9,607	*

International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$0	NA	0	NA

International Truck & Engine Corporation Retiree Health Benefit Trust	$0	NA	0	NA

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$0	NA	0	NA

	Principal Amount		Number of
	at Maturity of		of Shares
	Notes Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Notes	That May	Common Stock
Name	Be Sold	Outstanding	Be Sold (1)	Outstanding (2)

Man Mac I, Ltd. (6)	$242,000	*	32,746	*

OCM Convertible Trust	$0	NA	0	NA

OCM Global Convertible Securities Fund	$0	NA	0	NA

Partner Reinsurance Company Ltd.	$0	NA	0	NA

Qwest Occupational Health Trust	$0	NA	0	NA

Qwest Pension Trust	$0	NA	0	NA

SG Americas Securities LLC**	$5,870,000	6.52%	794,316	1.21%

State Employees’ Retirement Fund of the State of Delaware	$0	NA	0	NA

The St. Paul Travelers Companies, Inc. — Commercial Lines	$0	NA	0	NA

UnumProvident Corporation	$0	NA	0	NA

Vanguard Convertible Securities Fund, Inc.	$0	NA	0	NA

Virginia Retirement System	$0	NA	0	NA

*	Less than 1%

**	Broker Dealer

(1)	Assumes conversion of all of the holder’s Notes at a conversion price of $7.39 per share of common stock. However, this conversion rate is subject to adjustment as described under the section entitled “Description of Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease in the future.

(2)	Calculated based on 65,052,096 shares of common stock outstanding as of March 28, 2006. In calculating each holder’s percentage of common stock outstanding, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s Notes. However, we did not assume the conversion of any other holder’s Notes.

(3)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over these securities. Investment principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(4)	Patrick Corrigan has voting or investment power over these securities. The selling securityholder is a subsidiary of Deutsche Bank Securities, a registered broker-dealer.

(5)	David Egglishaw has voting or investment power over these securities.

(6)	Michael Collins has voting or investment power over these securities. Man-Diversified Fund II Ltd. has been identified as the controlling entity of Man Mac I Ltd., the beneficial owner of the securities. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.